Exhibit 99.2
TENNECO INC.
SENIOR SECURED CREDIT FACILITIES
Summary of Terms and Conditions
May 17, 2010
     Tenneco Inc., a Delaware corporation (the “Borrower”), intends to amend (the “Amendment”) its Second Amended and Restated Credit Agreement dated as of March 16, 2007, as previously amended (the “Existing Credit Agreement”; as amended by the Amendment, the “Credit Agreement”), in order to (a) extend the stated maturity date of its Revolving Facility thereunder (or a portion thereof) to May 31, 2014, (b) refinance its Tranche A Term Facility with a new Tranche B Term Facility and (c) make certain other changes. Following is a description of certain of the terms and conditions of the Existing Credit Agreement as amended by the Amendment:
I.	Parties

Borrower:	Tenneco Inc. (the “Borrower”).

Guarantors:	Each of the Borrower’s direct and indirect material domestic subsidiaries (subsidiaries defined as greater than 80% direct or indirect ownership by the Borrower) (the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

Joint Lead Arrangers and Joint Book-Runners:	J.P. Morgan Securities Inc. and Banc of America Securities LLC (in such capacities, the “Arrangers”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB, arranged by the Arrangers and reasonably acceptable to the Borrower (collectively, the “Lenders”).
II.	Types and Amounts of Credit Facilities
1.	Tranche B Term Facility

Type and Amount of Facility:	Six-year term loan facility (the “Tranche B Term Facility”) in the amount of $150 million (the loans thereunder, the “Tranche B Term Loans”). Except as set forth herein, the Tranche B Term Facility will have the same terms as the Tranche A Term Facility under the Existing Credit Agreement.

Availability:	The Tranche B Term Loans shall be made in a single drawing on the Closing Date (as defined below).

Amortization:	The Tranche B Term Loans shall be repayable in equal consecutive quarterly installments equal to 0.25% of the original principal amount of the Tranche B Term Loan, commencing on the last day of the first full fiscal quarter following the Closing Date, with the balance due on the sixth anniversary of the Closing Date (“Tranche B Final Maturity Date”) unless the following paragraph applies.

Notwithstanding the foregoing the Tranche B Final Maturity Date will not be later than the date which is 91 days prior to the earliest scheduled maturity of the Borrower’s Second Lien Notes and the Borrower’s Subordinated Notes and any refinancing thereof.

Purpose:	The proceeds of the Tranche B Term Loans shall be used to refinance the Tranche A Term Loans under the Existing Credit Agreement, to pay fees and expenses relating to the Transaction and for general corporate purposes.
2.	Synthetic Letter of Credit Facility

Type and Amount of Facility:	A $130 million synthetic letter of credit and revolving credit facility (the “Synthetic Facility”) maturing on March 16, 2014. The Synthetic Facility is available for the issuance of letters of credit (“Synthetic Letters of Credit”) and revolving loans (“Synthetic Loans”). The Amendment will not amend any pricing, amortization or funding terms of the Synthetic Facility.

Purpose:	The Synthetic Facility shall be used for general corporate purposes of the Borrower and its subsidiaries.
3.	Revolving Facility

Type and Amount of Facility:	A revolving credit facility (the “Revolving Facility”; together with the Tranche B Term Facility and the Synthetic Facility, the “Credit Facilities”) in the amount of at least $550 million (the loans thereunder, the “Revolving Loans”). The Borrower may obtain additional Revolving Commitments prior to the Closing Date, which Revolving Commitments shall be allocated to the Extended Revolving Facility.

Revolving Facility:	The Revolving Facility will include a $100 million sublimit for the issuance of letters of credit (each a “Revolving Letter of Credit”), a $1 million sublimit for swingline loans made available in the United States (“U.S. Swingline Loans”) and a

$40 million sublimit for swingline loans made available in the United Kingdom (“U.K. Swingline Loans”). Letters of Credit will be issued by JPMCB and Revolving Lenders that agree to act in such capacity (each, in such capacity, the “Revolving Issuing Lender”) and U.S. Swingline Loans will be made available by JPMCB, and each applicable Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and U.S. Swingline Loan. U.K. Swingline Loans shall be denominated in U.S. dollars and shall be made available to the Borrower by an affiliate of JPMCB in London, and each applicable Lender will purchase an irrevocable and unconditional participation in such U.K. Swingline Loans.

Pursuant to the Amendment, the Revolving Facility shall be divided into two sub-facilities, referred to as the “Existing Revolving Facility” and the “Extended Revolving Facility”. All Revolving Letters of Credit and Swingline Loans shall be allocated to the Extended Revolving Facility. All Revolving Loans shall be allocated first to the Extended Revolving Facility. In the event that all Revolving Lenders under the Existing Credit Agreement agree to provide Revolving Commitments under the Extended Revolving Facility, all references herein to the Existing Revolving Facility shall be deemed to be deleted.

The Revolving Commitment of each Revolving Lender under the Existing Credit Agreement that does not agree to participate in the Extended Revolving Facility shall remain in place at its current amount.

The Existing Revolving Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on March 16, 2012 (the “Existing Revolving Termination Date”). The Extended Revolving Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on the earlier of (i) May 31, 2014 and (ii) 91 days prior to the earliest scheduled maturity of the Synthetic Facility, the Borrower’s Second Lien Notes and any refinancing thereof (such earlier date, the “Extended Revolving Termination Date”).

Section 2.6 of the Existing Credit Agreement will be modified to permit the Borrower to increase the Extended Revolving Facility by up to $50 million after the date of the Amendment, at the same pricing.

Purpose:	The proceeds of the Revolving Loans shall be used for general corporate purposes of the Borrower and its subsidiaries.
4.	Other Increases in Credit Facilities

Incremental Facilities:	The Credit Documentation (as defined below) will permit the Borrower to increase the Synthetic Facility or add one or more incremental loan facilities to the Credit Facilities (each, an “Incremental Facility”) in an aggregate amount of up to $275,000,000; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, the Senior Secured Leverage Ratio (the ratio of (x) the sum of all outstanding Indebtedness under the Credit Agreement, the Second Lien Notes, Capital Lease Obligations, and the aggregate amount of domestic securitization and factoring programs as of such day to (y) EBITDA) is less than 2.5x, (iv) the maturity date of any such Incremental Facility shall be no earlier than the maturity date of the Tranche B Term Facility, and the weighted average life of any such Incremental Facility shall not be less than the remaining average life of the Tranche B Term Facility, (v) if the interest rate margin (which shall be deemed to include all upfront or similar fees or original issue discount payable in connection with such Incremental Facility) applicable to any Incremental Facility exceeds the Applicable Margin for the Tranche B-1 Facility by more than 0.25%, the Applicable Margin for the Tranche B-1 Facility shall be increased to equal the applicable margin for such Incremental Facility minus 0.25%, and (vi) any Incremental Facility shall be on terms and pursuant to documentation mutually acceptable to the Borrower, the lenders under such Incremental Facility and the Administrative Agent, provided that, to the extent such terms and documentation are not consistent in any material respect with the Tranche B Term Facility (except to the extent permitted by clause (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent.
III.	Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Mandatory Prepayments:	The following amounts shall be applied first to prepay the Tranche B Term Loans and second to reduce the Synthetic Facility:

(a) 100% (subject to reduction to (i) 75% if the Consolidated Leverage Ratio (the ratio of (x) the total outstanding debt plus the aggregate amount of domestic securitization and factoring programs to (y) EBITDA) is less than 3.0x and (ii) 50% if the Consolidated Leverage Ratio is less than 2.5x) of the net cash proceeds of the incurrence of certain indebtedness (excluding (i) proceeds of a Permitted Receivables Financing described below, (ii) permitted indebtedness issued to refinance the Subordinated Notes, the Second-Lien Notes or the Senior Unsecured Notes, and (iii) other permitted Indebtedness) after the Closing Date by the Borrower or any of its subsidiaries;

(b) 100% (subject to reduction to 50% if the Borrower’s corporate family rating is at least Baa3 (“Moody’s”) or BBB- S&P)) of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation or sale/leaseback) by the Borrower or any of its subsidiaries of any assets after the Closing Date (except for (i) the sale of inventory in the ordinary course of business and (ii) other exceptions (including reinvestment and including in respect of casualty/condemnation) consistent with the Existing Credit Agreement); and

(c) 50% of excess cash flow (to be defined in a manner consistent with the Existing Credit Agreement) for each fiscal year of the Borrower if the Consolidated Net Leverage Ratio is greater than or equal to 2.25x as of the last day of the most recently ended fiscal year; and 0% if the Consolidated Net Leverage Ratio is less than 2.25x.
IV.	Collateral

The obligations of each Loan Party in respect of the Credit Facilities and any interest rate and other hedging arrangements entered into with a Lender or an affiliate thereof (collectively, the “Secured Obligations”) shall be secured by a perfected first priority security interest (to the extent required by the Existing Credit Agreement) in substantially all of the assets (including, without limitation, intellectual property, owned real property, and capital stock) of the Loan Parties (subject to exclusions consistent with the Existing Credit Agreement and a 65% limitation on the capital stock of each of the Borrower’s direct and indirect first-tier foreign subsidiaries (with no pledge of the capital stock of other foreign subsidiaries)).

V. Certain Conditions

Conditions to the Closing Date:	The effectiveness of the Amendment shall be subject to satisfaction of the following conditions (the date such conditions are satisfied being the “Closing Date”):

(a) The Amendment shall have been approved by the Required Lenders under the Existing Credit Agreement, the Majority Facility Lenders under the Synthetic Facility, each lender holding the Extended Revolving Facility and each Lender holding a commitment to fund Tranche B Term Loans on the Closing Date. The aggregate amount of the Extended Revolving Commitments shall not be less than $400 million, unless otherwise agreed by the Borrower and the Administrative Agent. The amount of the Tranche B Term Facility shall be at least $150 million.

(b) The Borrower shall have executed and delivered reasonably satisfactory definitive financing documentation with respect to the Credit Facilities (the “Credit Documentation”). It is expected that the Credit Documentation will consist of an amendment and restatement of the Existing Credit Agreement and related documentation and be substantially similar to the Existing Credit Agreement and related documentation with such changes as the Borrower and the Lenders may agree upon, including the changes set forth in this Term Sheet and the changes set forth in Annex II.

(c) The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid by the Closing Date, and all reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers for which invoices have been presented, on or before the Closing Date.

(d) The Lenders shall have received projections of the Borrower and its subsidiaries for each year through 2012.

(e) The Lenders shall have received legal opinions in form and substance reasonably satisfactory to the Administrative Agent, such documents and other instruments relating to the collateral as they may reasonably request in connection with the perfection of the security interest in the collateral.

(f) Within thirty days (or such longer period as may be agreed to by the Administrative Agent) after the Closing Date, the collateral documents shall be amended and confirmed in order to provide the Credit Facilities are secured by the Collateral on terms reasonably satisfactory to the Administrative Agent.

Conditions to all Borrowings:	The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

VI. Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default substantially similar to the Existing Credit Agreement unless otherwise agreed by the Borrower, the Administrative Agent and the applicable Lenders:

Representations and Warranties:	Substantially similar to the Existing Credit Agreement, including financial statements; no material undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; use of proceeds; environmental matters; solvency; labor matters; accuracy of disclosure; creation and perfection of security interests; and seniority of debt and lien priority.

Affirmative Covenants:	Substantially similar to the Existing Credit Agreement, including delivery of annual and quarterly financial statements, reports, accountants’ certificates, officers’ certificates, amendments to Subordinated Notes, Senior Notes and Second Lien Notes and other information reasonably requested by the Lenders; annual projections (if Consolidated Leverage Ratio exceeds 3.5x); payment of taxes; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Financial Covenants: Minimum interest coverage (i.e., EBITDA/interest expense) of:

Period	Ratio
1Q10	2.00x
2Q10	2.25x
3Q10	2.30x
4Q10	2.35x
1Q11	2.55x
2Q11	2.55x
3Q11	2.55x
4Q11	2.55x
FY12+	2.75x

Maximum Consolidated Net Leverage Ratio (i.e., (x) total debt plus the aggregate amount of domestic securitization and factoring programs less the lesser of (i) aggregate unrestricted cash in excess of $50 million and (ii) $150 million to (y) EBITDA) of:

Period	Ratio
1Q10	5.50x
2Q10	4.50x
3Q10	4.25x
4Q10	4.25x
1Q11	4.00x
2Q11	3.75x
3Q11	3.50x
4Q11	3.50x
FY12+	3.50x

The definitions of terms used in the financial covenants will be substantially similar to the Existing Credit Agreement except as otherwise described herein.

The Amendment will amend the definition of Consolidated EBITDA to (i) allow up to $60 million of cash restructuring charges to be added back after the Closing Date and (ii) increase the add back of aftermarket acquisition costs from $4.0 million to $7.0 million in each fiscal year.

Negative Covenants:	Substantially similar to the Existing Credit Agreement, including limitations (with mutually agreed exceptions and baskets) on: indebtedness, including guarantee obligations; liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; investments, loans and advances; optional payments and modifications of Subordinated Notes and Senior Notes; transactions with non-consolidated affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; and changes in lines of business.

The principal revisions to the Existing Credit Agreement and related documents not set forth in this Term Sheet are set forth on Annex II.

Events of Default:	Substantially similar to the Existing Credit Agreement, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five days; material inaccuracy of representations and warranties when given; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days after notice); cross-default to indebtedness aggregating more than $50 million; bankruptcy events; certain ERISA events; material judgments aggregating more than $75 million; actual or asserted invalidity of any guarantee or security document, subordination provisions or security interest (unless, in the case of security interests, involving a de minimis amount not exceeding $5 million); and a change of control.

Voting:	Substantially same as in Existing Credit Agreement.

Assignments and Participations:	Substantially same as in Existing Credit Agreement.

Yield Protection:	Substantially same as in Existing Credit Agreement.

Expenses and Indemnification:	Substantially same as in Existing Credit Agreement.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I-1
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:
•	the ABR plus the Applicable Margin; or

•	the Eurodollar Rate plus the Applicable Margin;

provided, that all Swingline Loans shall bear interest based upon the ABR.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) one-month LIBOR plus 1%.

“Applicable Margin” means the interest rate margins set forth in the attached Pricing Grid.

“Eurodollar Rate” means the rate for eurodollar deposits for a period equal to one or two weeks or one, two, three or six months (as selected by the Borrower) appearing on Reuters Screen LIBOR01 Page.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at the rate per annum determined in accordance with the Pricing Grid on the average daily unused portion of the Revolving Facility, payable quarterly in arrears and accruing from the Closing Date. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility. Outstanding Revolving

Annex I-2

Letters of Credit will be treated as utilization of the Revolving Facility for purposes of commitment fee calculations.

Letter of Credit Fees:	Substantially same as Existing Credit Agreement with respect to the Synthetic Facility.

The Borrower shall pay a fee on all outstanding Revolving Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans which are Eurodollar Loans on the undrawn face amount of each such Revolving L/C. Such fee shall be shared ratably among the Lenders participating in such Letter of Credit and shall be payable quarterly in arrears.

Fronting Fees:	Substantially same as the Existing Credit Agreement.

Default Rate:	Overdue principal and reimbursement obligations shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-3
Pricing Grid
Existing Revolving Facility

		Eurodollar	Commitment
Consolidated Net Leverage Ratio*	ABR Loans	Loans	Fee
greater than or equal to 5.00 to 1.0	4.50%	5.50%	.75%
greater than or equal to 4.00 to 1.0	4.00	5.00	.50
less than 4.00 to 1.0	3.50	4.50	.50
Extended Revolving Facility

		Eurodollar	Commitment
Consolidated Net Leverage Ratio	ABR Loans	Loans	Fee
greater than or equal to 5.00 to 1.0	4.50%	5.50%	.75%
greater than or equal to 4.00 to 1.0	4.00	5.00	.75
greater than or equal to 2.25 to 1.0	3.50	4.50	.75
greater than or equal to 2.00 to 1.0	3.25	4.25	.50
less than 2.00 to 1.0	3.00	4.00	.50
Synthetic Facility

		Eurodollar
Consolidated Net Leverage Ratio*	ABR Loans	Loans
greater than or equal to 5.00 to 1.0	4.50%	5.50%
less than 5.00 to 1.00	4.00%	5.00%

Tranche B Term Facility
Eurodollar
ABR Loans	Loans
3.75%	4.75%

*	Based on the definitions in the Existing Credit Agreement

Annex II-1
Indebtedness
•	Increase Foreign Subsidiary unsecured Indebtedness basket from €200 million to €225 million at any time (§7.2(n)).

•	Increase basket for purchase money and acquired Indebtedness from $25 million to $50 million (§7.2(e)).

•	Increase general Indebtedness basket to $100 million (§7.2(j)).

•	Delete clause relating to Advanced Vehicle Manufacturing Facility Loans (§7.2(p)).

•	Add basket allowing unsecured Indebtedness of the Borrower and guarantees thereof by Subsidiary Guarantors only for the purpose of refinancing subordinated Indebtedness of the Borrower, as long as (i) the Second Lien Notes have been repaid or refinanced with new senior notes or subordinated notes and (ii) on a pro forma basis the Consolidated Net Leverage Ratio would be equal to or less than 3.0x.

•	Add basket allowing senior unsecured or senior subordinated notes for the purpose of financing acquisitions.
Liens
•	Increase general Lien basket from $50 million to $75 million (§7.3(n)).

•	Increase lien basket for China BAs from $15 million to $20 million (§7.3(r)).
Investments
•	Increase Joint Venture investment basket from $75 million per year to $125 million per year with the ability to carryover unused amounts to the next year (§7.8(g)).

•	Increase general acquisition basket permitting acquisitions in an aggregate amount of the sum of (i) $250 million, (ii) the net cash proceeds of qualified equity of the Borrower issued after the effective date of the Fourth Amendment dated as of February 19, 2009 and (iii) the portion of annual Excess Cash Flow (beginning with Excess Cash Flow for fiscal year 2010) not required to be applied to payment of the Credit Facilities and not used for other purposes. In addition, the Borrower and its Subsidiaries may make other acquisitions as long as, after giving effect thereto, the pro forma Consolidated Net Leverage Ratio would be less than 3.0x (and in connection therewith the Borrower may utilize any remaining portion of the basket described in the preceding sentence to the extent the pro forma Consolidated Net Leverage Ratio would equal or exceed 3.0x).

•	Increase the general investment basket from $50 million to $100 million (§7.8(m)).
Redemption of Subordinated and Senior Unsecured Notes
•	Change the table (§7.9) setting forth the maximum amount of certain redemptions/payments of the Subordinated Notes and Senior Unsecured Notes as follows:

Annex II-2

Senior Unsecured Notes
PF Consolidated Leverage	Senior Unsecured Notes	and Subordinated Notes
Ratio	Maximum Amount	Maximum Amount
≥ 3.0x	$20 million	$20 million
≥ 2.5x	100 million	100 million
< 2.5x	125 million	125 million
•	Revise §7.15 to limit voluntary prepayments and redemptions of, and amendments of, any Senior Unsecured Notes.
Definitions
•	The definition of “Consolidated Interest Expense” will be amended to exclude premiums and hedge termination costs in connection with any purchase or redemption of the senior unsecured notes due 2015 as well as upfront fees paid in connection with the Amendment and any writeoff of amortized debt issuance costs upon any prepayment of the Senior Subordinated Notes, the Second Lien Notes or the senior unsecured notes due 2015.
Miscellaneous
•	Sections 7.2, 7.3, 7.5 and 7.8 of the Credit Agreement will be amended to permit the Company to transfer its facility in Hart County, Georgia to the Hart County Industrial Building Authority in return for a $42 million IRB, and to enter into a lease of such facility from such authority, without use of existing baskets.

•	Section 7.5 of the Credit Agreement will be amended to permit Tenneco International Luxembourg SA to purchase the stock of Tenneco Automotive Polska Sp Zoo, Monroe Czechias r.o. and Tenneco Automotive France S.A.S. (the “Foreign Subs”) from Tenneco Global Holdings Inc. and Tenneco International Holding Corp., and all shares of stock of the Foreign subs pledged to the Administrative Agent shall be released from pledge.
Further Assurances
•	Update (§6.9)